Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $535 Million
or $0.87 Per Share

Highlights

•	Weaker worldwide refining margins

•	Stronger chemicals margins

•	Higher midstream margins and volumes

•	Operating cash flow of $1.9 billion; $873 million excluding changes in working capital

•	$863 million of capital returned to shareholders through dividends and share repurchases

•	Quarterly dividend increase of 25 percent announced

•	$500 million debt repayment

•	Initial public offering of Phillips 66 Partners LP

HOUSTON, Oct. 30, 2013 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces third-quarter earnings of $535 million, compared with earnings of $1.6 billion in the third quarter of 2012. Adjusted earnings were $1.9 billion in the same period last year.

"We ran well during the quarter," said Greg Garland, chairman and CEO of Phillips 66. "Weaker refining margins had a significant impact on our earnings. Chemicals posted strong earnings as a result of solid utilization rates and good margins."

"We're reinvesting in our businesses while increasing shareholder distributions. We continue to capitalize on the rise of North American energy production, focusing investment in the rapidly growing midstream and chemicals sectors. This quarter, we returned more than $800 million of capital to our shareholders through dividends and share repurchases. Earlier this month, we completed our initial $2 billion share repurchase program, began share repurchases under our additional $1 billion program and announced a 25 percent increase in our dividend," said Garland.

Midstream

The Midstream segment generated earnings of $148 million in the third quarter of 2013, compared with a loss of $72 million and adjusted earnings of $88 million in the same period last year.

Phillips 66’s Transportation business generated earnings of $54 million during the third quarter of 2013. In the same period of 2012, Transportation recorded a loss of $128 million and adjusted earnings of $32 million. The $22 million increase from the prior year's adjusted earnings was mostly due to improved margins resulting from higher throughput fees, as well as increased volumes.

Phillips 66 Reports Third-Quarter Earnings of $535 Million

Third-quarter earnings related to the company’s equity investment in DCP Midstream were $87 million, $48 million higher than in the third quarter of 2012. This increase was partially due to gains resulting from the issuance of units by DCP Midstream Partners, LP. In addition, earnings benefited from improved margins and higher volumes.

Earnings from NGL Operations and Other were $7 million for the quarter, compared with $17 million in the same period last year. This decrease was primarily related to lower margins and inventory impacts.

Chemicals

Third-quarter 2013 Chemicals earnings, which reflect Phillips 66's equity investment in Chevron Phillips Chemical Company (CPChem), were $262 million. During the same period last year, Chemicals generated earnings of $153 million and adjusted earnings of $275 million. Higher costs and lower volumes in the third quarter of 2013 were partially offset by improved margins in Olefins and Polyolefins (O&P), primarily related to increased polyethylene prices. Earnings from Specialties, Aromatics and Styrenics were consistent with the same period last year.

Global utilization for O&P was 87 percent during the quarter. Utilization rates improved compared with the second quarter of 2013.

Equity earnings from CPChem's joint ventures contributed $75 million to Phillips 66’s pre-tax Chemicals earnings during the third quarter.

Refining

Refining reported a third-quarter loss of $2 million, compared with earnings of $1.5 billion in the third quarter of 2012. The decrease was primarily due to lower realized refining margins, driven largely by an approximate 40 percent decline in the average worldwide market crack spread. Realized margins also decreased due to tightening crude differentials, particularly in the Gulf Coast, Central Corridor and Western/Pacific regions.

Refining earnings were $483 million lower than the second quarter of 2013. The decline in earnings primarily reflects weaker worldwide market crack spreads and lower earnings from the utilization of excess capacity on certain pipelines driven by narrowing Canadian crude spreads.

The company's Refining segment continued to incur increased costs for Renewable Identification Numbers (RINs) under the Environmental Protection Agency's Renewable Fuel Standards Program. To the extent these costs are not captured in the selling price of motor fuels, realized refining margins are reduced.

During the quarter, 66 percent of Phillips 66’s U.S. crude slate was advantaged, compared with 63 percent in the same period last year. This increase was largely a result of processing an additional 110,000 barrels per day of shale oil, as well as higher volumes of heavy Canadian crudes.

Phillips 66’s worldwide refining utilization was 95 percent in the third quarter, and worldwide clean product yield was 84 percent.

Marketing and Specialties (M&S)

Third-quarter earnings for M&S were $240 million, an increase of $142 million from the same quarter last year. The segment benefited from higher margins and decreased costs. M&S margins improved compared with the third quarter of 2012 primarily due to higher RINs values associated with renewable fuel blending activities. This more than offset weaker underlying U.S. marketing margins in

Phillips 66 Reports Third-Quarter Earnings of $535 Million

the third quarter of 2013. International marketing experienced strong results reflecting higher realized margins.

Phillips 66’s Specialties businesses generated $45 million in earnings, compared with $52 million during the same period last year. The decrease was due to lower specialties margins, partially offset by improved volumes and lower costs.

M&S sales volumes improved in the third quarter of 2013 compared with the same period last year. Worldwide marketing volumes rose by 77,000 barrels per day. Refined product exports totaled 186,000 barrels per day in the third quarter, up from 89,000 barrels per day in the same period last year. Volumes from the company’s lubricants business increased by 15 percent.

Corporate and Other

Corporate and Other costs were $113 million after-tax for the quarter, compared with $125 million of costs and $112 million of adjusted costs in the third quarter of 2012.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $1.9 billion of cash from operations, $1.1 billion in proceeds from asset dispositions and $404 million in net proceeds from Phillips 66 Partners' initial public offering. Excluding changes in working capital, operating cash flow was $873 million.

The company funded $412 million in capital expenditures and investments. In addition, Phillips 66 repaid the remaining $500 million of its amortizing three-year term loan. This resulted in $6.2 billion of debt at the end of the quarter, including capital leases entered into during the period. By quarter's end, the debt-to-capital ratio improved to 22 percent.

Phillips 66 also returned $863 million of capital to shareholders in the third quarter. The company paid $189 million in dividends and repurchased 11.6 million shares of common stock for $674 million.

As of Sept. 30, 2013, cash and cash equivalents were $5.9 billion. Phillips 66 reported a year-to-date annualized return on capital employed (ROCE) of 15 percent, and a year-to-date annualized adjusted ROCE of 14 percent.

Strategic Initiatives

Phillips 66 continues to focus on growing its Midstream, Chemicals, and Marketing and Specialties segments, while enhancing refining returns by capturing opportunities created through the rise of oil and gas production in North America.

In Midstream, as previously announced, the company is advancing development of a 100,000 barrel-per-day NGL fractionator to be located in Old Ocean, Texas. Phillips 66 also expects to build a liquefied petroleum gas (LPG) export terminal in Freeport, Texas, to help meet growing global demand.

In July, Phillips 66 Partners successfully completed its initial public offering of common units, which trade on the New York Stock Exchange under the ticker symbol "PSXP." Phillips 66 plans to use the master limited partnership as a vehicle to grow its Midstream segment.

By the end of the third quarter, Phillips 66’s Transportation business had taken delivery of 1,270 of its 2,000 railcar order, which can be used to transport advantaged crude to the company's refineries.

Phillips 66 Reports Third-Quarter Earnings of $535 Million

During the quarter, DCP Midstream began commercial operation at the 75 million-cubic-feet-per-day Rawhide Plant, part of its Permian Basin expansion program. In October, DCP Midstream Partners, LP began commercial operation at its O'Connor Plant located in the Denver-Julesburg Basin. The facility, formerly known as the LaSalle Plant, has initial capacity of 110 million cubic feet per day.

In October, CPChem's board of directors approved the U.S. Gulf Coast (USGC) Petrochemicals Project. The world-scale project includes a 3.3 billion-pounds-per-year ethane cracker and two polyethylene facilities, each with an annual capacity of 1.1 billion pounds. The ethane cracker will be built at CPChem's Cedar Bayou Plant in Baytown, Texas, and the two polyethylene units will be built in Old Ocean, Texas, near its Sweeny Facility. The project is expected to start up in 2017. CPChem's 1-hexene project, also at Cedar Bayou, is anticipated to start up during the first half of 2014.

Phillips 66 is enhancing returns by increasing its refineries' access to advantaged feedstocks, as well as improving refined product export capabilities at its coastal refineries. The company has received the necessary permits for a rail offloading facility at its Ferndale Refinery, which is expected to have the capability to offload 30,000 barrels per day of crude oil. Additionally, during the quarter, the company began construction of another rail offloading facility at its Bayway Refinery with anticipated capability of 75,000 barrels per day. Both facilities will enable the refineries to access additional advantaged crudes and are expected to be operational in the second half of 2014. In total, the company has the capacity to export approximately 340,000 barrels per day from its domestic refineries. Over the next several years, Phillips 66 expects to increase its export capability to 500,000 barrels per day.

Phillips 66 intends to expand its fuel marketing business in Europe, as part of its plan for selective growth in the Marketing and Specialties segment. Over the next five years, the company expects to build approximately 200 new retail sites, which will market motor fuels under the JET® brand.

Consistent with the company's intent to grow shareholder distributions, Phillips 66 had repurchased 34.2 million shares of common stock totaling approximately $2.0 billion as part of its initial share repurchase program, leaving 600 million shares outstanding at the end of the third quarter. In July, the company's board of directors authorized another $1.0 billion of share repurchases and in October declared a $0.39 per share dividend payable in the fourth quarter. This represents a 25 percent increase in the quarterly dividend.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland, Executive Vice President and Chief Financial Officer Greg Maxwell, and Executive Vice President Tim Taylor will host a webcast at 11 a.m. EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to www.phillips66.com/investors and click on “Presentations and Conference Calls.” For detailed supplemental information, go to www.phillips66.com/earningsreports.

Phillips 66 Reports Third-Quarter Earnings of $535 Million

Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2013	2012	2013	2012
Midstream	$148	$(72)	$348	$(39)
Chemicals	262	153	725	577
Refining	(2)	1,545	1,401	2,854
Marketing and Specialties	240	98	760	338
Corporate and Other	(113)	(125)	(334)	(314)
Phillips 66	$535	$1,599	$2,900	$3,416

Adjusted Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2013	2012	2013	2012
Midstream	$148	$88	$348	$291
Chemicals	262	275	725	734
Refining	(2)	1,545	1,388	2,884
Marketing and Specialties	240	98	751	437
Corporate and Other	(113)	(112)	(334)	(271)
Phillips 66	$535	$1,894	$2,878	$4,075

Phillips 66 Reports Third-Quarter Earnings of $535 Million

About Phillips 66
Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This integrated portfolio enables Phillips 66 to capture opportunities in the changing energy landscape. Headquartered in Houston, the company has 13,500 employees who are committed to operating excellence and safety. Phillips 66 had $51 billion of assets as of Sept. 30, 2013. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Alissa Hicks (media)
832-765-1014
alissa.k.hicks@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital. These are non-GAAP financial measures. Adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital are included to help facilitate comparisons of company operating performance across periods. First quarter of 2013 adjusted earnings have been revised to include gain on share issuance by equity affiliates.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Third-Quarter Earnings of $535 Million

Reconciliation of Earnings to Adjusted Earnings
	Millions of Dollars
	Except as Indicated
	2013		2012
	3Q	Sep YTD	3Q	Sep YTD
Consolidated
Earnings (loss)	$535	$2,900	$1,599	$3,416
Adjustments:
Net (gain)/loss on asset sales	—	(23)	—	(106)
Impairments	—	—	187	399
Pending claims and settlements	—	(16)	—	57
Premium on early debt retirement	—	—	54	89
Repositioning costs	—	—	13	43
Repositioning tax impacts	—	—	41	177
Exit of business line	—	34	—	—
Tax law impacts	—	(17)	—	—
Adjusted earnings	$535	$2,878	$1,894	$4,075

Earnings per share of common stock (dollars)	$0.87	$4.65	$2.51	$5.37

Adjusted earnings per share of common stock (dollars)	$0.87	$4.61	$2.97	$6.40

Midstream
Earnings (loss)	$148	$348	$(72)	$(39)
Adjustments:
Impairments	—	—	160	330
Adjusted earnings	$148	$348	$88	$291

Chemicals
Earnings (loss)	$262	$725	$153	$577
Adjustments:
Impairments	—	—	27	27
Premium on early debt retirement	—	—	54	89
Repositioning tax impacts	—	—	41	41
Adjusted earnings	$262	$725	$275	$734

Refining
Earnings (loss)	$(2)	$1,401	$1,545	$2,854
Adjustments:
Net (gain)/loss on asset sales	—	—	—	(104)
Impairments	—	—	—	42
Pending claims and settlements	—	—	—	19
Repositioning tax impacts	—	—	—	73
Tax law impacts	—	(13)	—	—
Adjusted earnings	$(2)	$1,388	$1,545	$2,884

Marketing and Specialties
Earnings (loss)	$240	$760	$98	$338
Adjustments:
Net (gain)/loss on asset sales	—	(23)	—	(2)
Pending claims and settlements	—	(16)	—	38
Repositioning tax impacts	—	—	—	63
Exit of business line	—	34	—	—
Tax law impacts	—	(4)	—	—
Adjusted earnings	$240	$751	$98	$437

Corporate and Other
Earnings (loss)	$(113)	$(334)	$(125)	$(314)
Adjustments:
Repositioning costs	—	—	13	43
Adjusted earnings	$(113)	$(334)	$(112)	$(271)

Phillips 66 Reports Third-Quarter Earnings of $535 Million

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	2013		2012
	3Q	Sep YTD	3Q	Sep YTD
Transportation
Earnings (loss)	$54	$150	$(128)	$(245)
Adjustments:
Impairments	—	—	160	330
Adjusted earnings	$54	$150	$32	$85

Millions of Dollars
3Q
2013
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$873
Working capital adjustments
Decrease (increase) in accounts and notes receivable	124
Decrease (increase) in inventories	313
Decrease (increase) in prepaid expenses and other current assets	64
Increase (decrease) in accounts payable	385
Increase (decrease) in taxes and other accruals	190
Net Cash Provided by Operating Activities	$1,949

Millions of Dollars
2013 YTD
Phillips 66 - ROCE
Numerator ($MM)
Net Income	$2,910
After-tax interest expense	135
GAAP ROCE earnings	3,045
Special Items	(22)
Adjusted ROCE earnings	$3,023

Denominator ($MM)
GAAP average capital employed*	$27,965

Annualized Adjusted ROCE	14%
Annualized GAAP ROCE	15%
* Total equity plus total debt.